Exhibit 99.1

Alan J. Lane, Chief Executive Officer 909.888.2265	corporate investor relations Becky Pendleton Reid 206.762.0993 www.stockvalues.com

NEWS RELEASE

BUSINESS BANCORP REPORTS RECORD THIRD QUARTER 2003 PROFITS AS

NET INCOME RISES 10% TO $1.7 MILLION OR $0.40 PER SHARE

San Rafael, CA and San Bernardino, CA—BUSINESS WIRE—October 14, 2003—Business Bancorp (NasdaqNM:BZBC), the parent of Business Bank of California, today reported record third quarter profits, excellent credit quality and strong deposit growth.  Third quarter net income increased 10% to $1.7 million, or $0.40 per diluted share, compared to $1.6 million, or $0.36 per diluted share, in the third quarter of 2002.  In the first nine months of 2003, net income grew 22% to $5.0 million, or $1.14 per diluted share, from $4.1 million, or $0.94 per share in the like period of 2002.  Per share results have been adjusted to reflect the 5% stock dividend paid June 27, 2003.

“The hard work we’ve done to build a first class business banking franchise is reflected in our year-to-date results and confirmed by the attractive merger offer with Union Bank of California, announced several weeks ago,” said Alan J. Lane, Chief Executive Officer.  On September 26, UnionBanCal Corporation (NYSE:  UB), parent company of Union Bank of California, N.A, and Business Bancorp announced they had signed a definitive merger agreement.  The transaction, which is subject to approval by regulators and BZBC shareholders, is valued between $117.7 million and $134.9 million.  Under the terms of the agreement, each share of Business Bancorp stock will be exchanged – at each shareholder’s election – either for cash of $28.57 per share or for an amount of UnionBanCal Corporation common stock determined by an exchange ratio detailed in the merger documents.

“We remain on track to achieve most of the financial goals established for the year, with strong asset quality, improving return on equity and return on assets, rising earnings per share, and growing deposits.  Commercial real estate loans grew 9% and offset declines in other loan categories, said Charles O. Hall, President and Chief Operating Officer.

Financial Target Scorecard

	YTD Results	2003 Target	2002 Results
EPS Growth	20.9%	15% to 19%	22%
Return on Equity	11.19%	11.5% or better	10.64%
Return on Assets	1.03%	1.05% or better	0.93%
Nonperforming Assets/Assets	0.17%	0.50% or better	0.32%
Net Charge-Offs /Loans	0 bp	15 bp	3 bp
Deposit Growth (period end)	11.3%	7% to 10%	2%
Loan Growth (period end)	2.1%	8%	-3%

Operating Results

Revenues (net interest income before provision plus non-interest income) increased 2% to $9.2 million compared to $9.0 million in the third quarter a year ago.  Net interest income after provision for loan losses was flat at $7.6 million.  Other income in 3Q03 increased 30% to $1.6 million, with fee income growing 19% to

$955,000, reflecting the growth of business services.  Gains on sales of loans, real estate and investments totaled $326,000 in the quarter compared to $137,000 in the third quarter a year ago.

Business Bancorp 3Q03 Profits Up 10%

October 14, 2003

For the first nine months of 2003, revenues increased 2% to $26.8 million from $26.2 million in the first nine months of 2002.  Year-to-date, net interest income after provision for loan losses declined 1% to $22.1 million from $22.2 million in the first nine months of 2002.  Other income increased 32% to $4.4 million in the first nine months of 2003 from $3.3 million a year ago.  Year-to-date service fees added $398,000 in incremental revenue reflecting a 17% growth rate.  Gains from sale of loans, real estate and investments added $787,000 to year-to-date revenues compared to $185,000 in the year ago period.

“The current interest rate environment continues to exert pressure on our margins, with the bulk of our loans adjusting downward while most deposits are stable at very low-interest rates or in non-interest bearing accounts,” said Patrick E. Phelan, Chief Financial Officer.  Third quarter net interest margin was down 11 basis points at 5.10% compared to second quarter of 2003 and off 51 basis points compared to third quarter a year ago.  Net interest margin in the first nine months was down 31 basis points at 5.21% compared to 5.52% in the like period a year ago.

Operating expenses increased 3% to $6.3 million in 3Q03 from $6.2 million in 3Q02.  Year-to-date, operating expenses declined 3% to $18.5 million from $19.0 million in the first nine months of 2002.  “Merger related expenses from the merger of equals completed in December 2001, overhead for our new offices in Ontario and Riverside, and increases in business development staff affected operating costs during the past two years,” Phelan noted.  The bank’s efficiency ratio was 68.68% in 3Q03 and 69.05% year-to-date compared to 68.37% and 72.64% in the respective periods of 2002.

Balance Sheet Highlights (at September 30, 2003 compared to September 30, 2002)

Business Bancorp’s assets grew 9% to $676 million from $618 million a year ago.  Gross loans were up 2% to $401 million as growth in commercial real estate loans was offset by a reduction in other loan categories.  Commercial real estate, which accounted for 67% of the total loan portfolio, grew 9%.  Real estate construction loans totaled $75 million, off 3% from record levels last year and now account for 19% of the portfolio

Asset quality remains strong, with non-performing assets totaling $1.1 million, or 0.17% of total assets, compared to $5.2 million, or 0.85% of assets a year ago.  The allowance for loan losses improved to 1.4% of total loans compared to 1.3% a year ago.

Deposits increased 11% to $582 million, with non-interest bearing deposits growing 24% and accounting for 38% of total deposits.  Time certificates, both conventional and jumbo, dropped 7% to $91 million from $97 million a year ago.

Shareholders’ equity grew 8% to $61 million, or $14.96 per share.  Tangible book value increased 14% to $9.67 per share at quarter-end from $8.49 at the end of 3Q02.  For the first nine months of 2003, the company repurchased 153,000 shares for a total of $2.9 million.  In 2002, the company repurchased 374,000 shares for a total of $4.9 million.

About Business Bancorp

Business Bancorp, parent of Business Bank of California, completed a merger of equals with MCB Financial, parent of Metro Commerce Bank, in December 2001.  The bank has assets of more than $ 670 million and operates 15 branches offering retail banking, commercial, construction, and SBA lending.  The bank operates in the Southern California cities of Corona, Hemet, Hesperia, Ontario, Phelan, Riverside, Redlands, Upland and San Bernardino, and in the Northern California cities of San Rafael, Petaluma, San Francisco, South San Francisco, and Hayward.  The branches are strongly focused on providing high quality, personalized services to small businesses, professionals and consumers.  For further information on the company, visit our website at www.businessbank.com or e-mail your request to pphelan@businessbank.com.  Include your name, phone, facsimile, e-mail and mailing address.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the company.  There can be no assurance that future developments affecting the company will be those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties, including the completion of the proposed merger with Union Bank of California, the bank’s ability to efficiently operate in two geographically distant markets, its ability to gain additional benefits from its merger with MCB Financial, the impact of current events on the California economy, changes in interest rates and the effect thereof on margins, loan portfolio performance and other factors detailed in the company’s SEC filings.

INCOME STATEMENT	Three Months Ended				Nine Months Ended
($ in 000s, except share and per share data) (unaudited)	Sept 30, 2003	June 30, 2003	Sept. 30, 2002	Annual Change	Sept. 30, 2003	Sept. 30, 2002	Annual Change

Interest income	$8,960	$8,861	$9,715	-8%	$26,630	$28,931	-8%
Interest expense	1,299	1,460	1,894	-31%	4,275	6,102	-30%
Net interest income	7,661	7,401	7,821	-2%	22,355	22,829	-2%
Provision for loan losses	100	100	300	-67%	300	600	-50%
Net interest income after provision for loan losses	7,561	7,301	7,521	1%	22,055	22,229	-1%

Other Income:
Service fees on deposit accounts	955	935	806	18%	2,791	2,393	17%
Gain on sale of SBA loans	326	308	96	240%	757	144	426%
Gain on sale of other real estate owned	—	30	—	n/m	30	—	n/m
Gain / (loss) on sales of investments	—	—	41	n/m	—	41	n/m
Other	275	328	252	10%	826	767	8%
Total other income	1,556	1,601	1,195	30%	4,404	3,345	32%

Other Expenses:
Salaries and employee benefits	3,576	3,384	2,994	19%	10,261	9,418	9%
Occupancy	689	671	630	9%	1,995	1,758	13%
Other	2,065	2,175	2,540	-19%	6,221	7,837	-21%
Total other expenses	6,330	6,230	6,164	3%	18,477	19,013	-3%

Income before income taxes	2,787	2,672	2,552	9%	7,982	6,561	22%
Income tax expense	1,050	1,006	977	8%	3,001	2,478	21%
Net income	$1,737	$1,666	$1,575	10%	$4,981	$4,083	22%

PER SHARE DATA:
Net income per share
Basic	$0.43	$0.41	$0.38	13%	$1.22	$0.99	23%
Diluted	$0.40	$0.38	$0.36	11%	$1.14	$0.94	21%
Common dividends declared per share	$0.01	$0.01	$0.01	0%	$0.03	$0.03	0%
Book value	$14.96	$14.85	$13.87	8%	$14.96	$13.87	8%
Tangible book value	$9.67	$9.45	$8.49	14%	$9.67	$8.49	14%
Weighted average common shares outstanding	4,034,962	4,072,295	4,098,782		4,081,919	4,140,408
Weighted average common and common equivalent shares outstanding	4,380,639	4,382,900	4,318,183		4,383,937	4,342,574
Common shares outstanding at period end	4,093,716	4,021,403	4,104,505		4,093,716	4,104,505

BALANCE SHEET
($ in 000s, except share and per share data) (unaudited)	Sep 30 2003	Jun 30 2003	Mar 31 2003	Dec 31 2002	Sept 30 2002	Annual Change
Assets:
Cash and due from banks	$22,948	$33,083	$35,170	$32,531	$26,909	-14.7%
Investments	210,309	194,424	172,181	181,821	159,876	31.5%
Loans:
Real estate - construction	75,252	65,602	64,003	59,854	77,624	-3.1%
Commercial real estate	267,986	267,979	256,871	253,105	245,198	9.3%
Real estate - other	18,180	19,826	16,774	25,951	25,043	-27.4%
Commercial	36,740	37,640	34,858	33,441	35,588	3.2%
Consumer and other	4,288	5,140	5,731	6,791	10,087	-57.5%
Deferred loan fees, net	(1,595)	(1,393)	(1,061)	(1,042)	(1,000)	59.5%
Total loans	400,851	394,794	377,176	378,100	392,540	2.1%
Allowance for loan losses	(5,764)	(5,566)	(5,562)	(5,442)	(5,028)	14.6%
Total loans, net	395,087	389,228	371,614	372,658	387,512	2.0%
Goodwill and other intangible assets	21,655	21,741	21,826	21,911	22,083	-1.9%
Other assets	26,286	25,191	25,763	22,010	21,564	21.9%
Total assets	$676,285	$663,667	$626,554	$630,931	$617,944	9.4%

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-bearing	$219,752	$192,767	$183,094	$184,728	$177,205	24.0%
NOW, MMDA and Savings	271,917	265,301	253,677	244,364	248,725	9.3%
Time certificates, $100,000 and over	57,904	60,260	60,999	64,510	58,282	-0.6%
Other time certificates	32,638	34,620	35,462	37,237	38,693	-15.6%
Total deposits	582,211	552,948	533,232	530,839	522,905	11.3%
Other borrowings	16,225	33,725	17,325	23,625	20,725	-21.7%
Trust preferred securities	13,438	13,446	13,454	13,462	13,471	-0.2%
Other liabilities	3,189	3,822	3,035	4,559	3,926	-18.8%
Total liabilities	615,063	603,941	567,046	572,485	561,027	9.9%

Stockholders’ equity	61,222	59,726	59,508	58,446	56,917	7.6%
Total liabilities and stockholders’ equity	$676,285	$663,667	$626,554	$630,931	$617,944	9.4%

	Three Months Ended			Nine Months Ended
SUPPLEMENTAL DATA ($ in 000’s)	Sept 30, 2003	June 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

PROFITABILITY RATIOS:
Return on average assets	1.03%	1.03%	1.01%	1.03%	0.88%
Return on average equity	11.55%	11.22%	11.17%	11.19%	9.98%
Net interest margin	5.10%	5.21%	5.61%	5.21%	5.52%
Efficiency ratio	68.68%	69.21%	68.37%	69.05%	72.64%
Efficiency ratio exc. interest on trust preferred securities	66.19%	66.67%	65.85%	66.50%	69.90%

AVERAGE BALANCES:
Average investments	$194,852	$185,210	$159,967	$185,353	$161,721
Average loans, net of unearned income	$400,818	$385,050	$392,766	$388,665	$391,639
Average interest earning assets	$595,670	$570,258	$552,733	$574,018	$553,360
Average assets	$670,045	$646,377	$619,113	$647,572	$620,279
Average deposits	$573,914	$549,282	$531,200	$550,359	$528,397
Average interest bearing liabilities	$399,976	$395,203	$386,150	$392,094	$394,299
Average equity	$59,678	$59,550	$55,949	$59,533	$54,692

	Sep 30 2003	Jun 30 2003	Mar 31 2003	Dec 31 2002	Sept 30 2002

CREDIT QUALITY DATA:
Non-accrual loans	$210	$782	$222	$797	$4,194
Loans 90 days or more past due and still accruing	—	119	122	249	29
Total nonperforming loans	210	901	344	1,046	4,223
Other real estate owned	935	940	965	995	1,005
Total nonperforming assets	$1,145	$1,841	$1,309	$2,041	$5,228

Nonperforming loans as a percentage of total loans	0.05%	0.23%	0.09%	0.28%	1.08%
Nonperforming assets as a percentage of total assets	0.17%	0.28%	0.21%	0.32%	0.85%
Allowance for loan losses as a percentage of total loans	1.44%	1.41%	1.47%	1.44%	1.28%

Quarterly net loan charge-offs (recoveries)	$(98)	$96	$(21)	$(14)	$123

OTHER PERIOD END STATISTICS:
Stockholders’ equity as a percentage of total assets	9.05%	9.00%	9.50%	9.26%	9.21%
Loan to deposit ratio	68.85%	71.40%	70.73%	71.23%	75.07%
Non-interest bearing deposits to total deposits	37.74%	34.86%	34.34%	34.80%	33.89%

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Note:  Transmitted on Business Wire on October 14, 2003 at 1:05 p.m. PDT.